UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13D-102)

                        INFORMATION STATEMENT PURSUANT TO
                              RULES 13D-1 AND 13D-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. 2)* **


                             VALLEY RESOURCES, INC.
                                (Name of Issuer)


                                  COMMON STOCK
                         (Title of Class of Securities)


                                    920062106
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


** This Amendment No. 2 is the Final and Terminating Amendment.

                                  SCHEDULE 13G


CUSIP NO.   920062106                                          PAGE 2 OF 4 PAGES
VALLEY RESOURCES, INC.


1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         NEW YORK LIFE TRUST COMPANY                 EIN # 13-3808042

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [  ]
                                                              (b) [  ]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         NEW YORK, NEW YORK

NUMBER OF                  5.       SOLE VOTING POWER           0
SHARES
BENEFICIALLY               6.       SHARED VOTING POWER         0
OWNED BY
EACH                       7.       SOLE DISPOSITIVE POWER      0
REPORTING
PERSON                     8.       SHARED DISPOSITIVE POWER    0
WITH

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                       0

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES* [  ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9        0%

12.      TYPE OF REPORTING PERSON*

                  BK

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

                                  SCHEDULE 13G


CUSIP NO.   920062106                                          PAGE 3 OF 4 PAGES
VALLEY RESOURCES, INC.


Item 1(a)   Name of Issuer:   VALLEY RESOURCES, INC.

Item 1(b)   Address of Issuer's principal executive offices:

            1595 MENDON ROAD
            P.O. BOX 7900
            CUMBERLAND, RI 02864

Item 2(a)   Name of person filing:    NEW YORK LIFE TRUST COMPANY

Item 2(b)   Address of principal business office:

            51 MADISON AVENUE, ROOM 117A
            NEW YORK, NY  10010

Item 2(c)   Citizenship:      SEE ITEM 4 OF COVER PAGE

Item 2(d)   Title of class of securities:      SEE COVER PAGE

Item 2(e)   Cusip No.:        SEE COVER PAGE

Item 3(b)   Type of Person:    SEE ITEM 12 OF COVER PAGE

Item 4(a)   Amount beneficially owned:   0

Item 4(b)   Percentage of class:         0%

Item 4(c)   Number of shares beneficially owned by each reporting person:
            SEE ITEMS 5 THROUGH 8 OF COVER PAGE

Item 5      Ownership of 5 percent or less of a class:
            IF THIS STATEMENT IS BEING FILED TO REPORT THE FACT THAT AS OF THE DATE HEREOF THE REPORTING PERSON HAS CEASED TO BE THE BENEFICIAL OWNER OF MORE THAN FIVE PERCENT OF THE CLASS SECURITIES, CHECK THE FOLLOWING: (X).

Item 6      Ownership of more than 5 percent on behalf of another person:
            NOT APPLICABLE

                                  SCHEDULE 13G


CUSIP NO.   920062106                                          PAGE 4 OF 4 PAGES
VALLEY RESOURCES, INC.


Item 7 Identification and classification of members of the subsidiary which acquired the security being reported on by the parent holding company:
         NOT APPLICABLE

Item 8   Identification and classification of members of the group:
         NOT APPLICABLE

Item 9   Notice of dissolution of the group: NOT APPLICABLE

Item 10  Certification:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.




Dated: February 5, 1999


                                                        /S/ WILLIAM V. ZALESKI
                                                        ------------------------
                                                        Name: William V. Zaleski
                                                        Title:   President